Mexico, Distrito Federal, a 31 de octubre de 2003.



Empresas Ica Sociedad Controladora, S.A. de C.V.
Mineria 145
Colonia Escandon
11,800 Mexico, Distrito Federal


                                             At'n: Sr. Ing. Bernardo Quintana I.


                  Re.: Convenio de Colaboracion en la Suscripcion de Acciones


Estimados senores:



         Nos referimos (i) al proceso de su reestructuracion financiera que hemos venido comentando los ultimos dias que contempla un posible aumento de capital; (ii) a su solicitud de colaboracion para procurar obtener inversionistas, de cualquier tipo a discrecion de Inversora, que pudieran suscribir un aumento de capital social en forma totalmente privada sin oferta publica en los terminos de la Ley del Mercado de Valores pero otorgando en Mexico pleno derecho de suscripcion preferente a los accionistas actuales (el "Aumento") en Empresas Ica Sociedad Controladora, S.A. de C.V. (la "Emisora"); y, (iii) a la propuesta de Inversora Bursatil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa ("Inversora") para suscribir por cuenta propia o para que inversionistas interesados, incluyendo Inversora por cuenta propia o por cuenta de terceros (a todos ellos, incluyendo a Inversora por cuenta propia, se les denomina en este documento como los "Inversionistas"), suscriban el Aumento, sujeto a los terminos y condiciones que mas adelante se establecen. Lo anterior, con fundamento en lo previsto en el segundo parrafo del Articulo 13 de la Ley del Mercado de Valores y demas disposiciones aplicables. Ustedes nos han declarado y garantizado que, tanto el Consejo de Administracion de la Emisora como su Comite de Auditoria, han aprobado la celebracion del presente Convenio.

         Al respecto, nos permitimos confirmar, para efectos de celebrar un convenio por medio de la presente, los terminos y condiciones que se establecen a continuacion que detallan las bases de nuestros servicios y nuestra participacion en el Aumento:

         (i) Aumento: La Emisora convocara, tan pronto como sea posible y convenga a sus intereses, a su Asamblea General de Accionistas a la cual se le sometera una propuesta de Aumento mediante nuevas aportaciones en efectivo e incremento del numero de acciones en circulacion, mediante la emision de 2 (dos) nuevas acciones por cada 1 (una) accion en circulacion de la Emisora a un precio de suscripcion de $2.00 pesos M.N. (Dos pesos 00/100 moneda nacional) por accion (el "Precio de Suscripcion") y otorgara, tan pronto como se apruebe el Aumento, el derecho de suscripcion preferente a todos los tenedores de acciones en circulacion en los terminos de lo previsto en el Articulo 132 de la Ley General de Sociedades Mercantiles y en sus estatutos sociales.

         Para dicho efecto la Emisora cancelara las acciones que mantiene en tesoreria (salvo las acciones no suscritas que determine la Emisora que no se necesita cancelar para el Aumento conforme a la Ley) y, simultaneamente, emitira aquellas acciones de tesoreria adicionales que se requieran para cumplir con sus compromisos previamente contraidos. Conforme a las disposiciones aplicables, la Emisora dara a conocer los terminos y condiciones del presente Convenio a sus accionistas y se obliga a hacer todos los actos que se requieran para dar efecto al aumento, incluyendo, en su caso, provocar la emision de los Certificados de Participacion Ordinarios que se requieran para la suscripcion por los Inversionistas correspondientes en base al fideicomiso de inversion neutra celebrado por la Emisora y la elaboracion del informe a que se refiere la Fraccion II del Articulo 35 y los actos que se requieran conforme al Articulo 14 de las Disposiciones de caracter general aplicables a las emisoras de valores y otros participantes del mercado de valores publicadas en el Diario Oficial de la Federacion el 19 de marzo de 2003 que detalle los terminos del presente Convenio.

         (ii) Suscripcion: En caso de que los accionistas actuales, o cualesquiera otro tercero con derecho no suscriban la totalidad de las acciones objeto del Aumento y estas queden pendientes de suscripcion y pago como lo hubiere determinado la Emisora (las "Acciones Sobrantes"), y, una vez agotados todos y cada uno de los plazos y requisitos legales o, en su caso, estatutarios de la Emisora o derivados de la asamblea que apruebe el Aumento, los Inversionistas suscribiran Acciones Sobrantes de la Emisora al Precio de Suscripcion por accion que enseguida se establece, como sigue:

         a. Toma en Firme. En caso de que existan Acciones Sobrantes, la Emisora podra ofrecer la suscripcion a los Inversionistas y, los Inversionistas estaran obligados a suscribir, Acciones Sobrantes que emita la Emisora por un monto de hasta $500,000,000.00 (Quinientos Millones de Pesos 00/100 M.N.). En todo caso, Inversora se obliga a tomar en firme una cantidad de Acciones Sobrantes hasta por dicho monto, adquiriendolas para si o por cuenta de terceros, mediante el pago del Precio de Suscripcion senalado en este Convenio (la "Toma en Firme").

         b. Mejores esfuerzos y Opcion de suscripcion adicional. En adicion a lo previsto en el inciso anterior, Inversora se obliga a hacer sus mejores esfuerzos para obtener Inversionistas que suscriban Acciones Sobrantes y, la Emisora estara obligada a ofrecer la suscripcion a los Inversionistas si asi lo opta Inversora y, los Inversionistas tendran el derecho mas no la obligacion de suscribir, Acciones Sobrantes que emita la Emisora hasta por un monto de $1,000,000,000.00 (Mil Millones de Pesos 00/100 M.N.) (la "Opcion de Suscripcion Adicional").

         Para los efectos de determinar el numero definitivo de Acciones Sobrantes que deban suscribir los Inversionistas conforme al inciso a) anterior, se restaran de la Toma en Firme y, por tanto, se excluiran aquellas acciones que, en su caso, los Inversionistas que obtenga Inversora y que suscriban en ejercicio del derecho de suscripcion preferente que les corresponda por ser accionistas de la Emisora (que debera evidenciarse a la Emisora en su momento). En todo caso Inversora no podra ofrecer publicamente la suscripcion inicial de las Acciones Sobrantes en Mexico si no se cumplen con las disposiciones aplicables de la Ley del Mercado de Valores y cualquier disposicion reglamentaria que emane de esta.

         Inversora no podra, por ningun motivo, ofrecer la suscripcion de cualquiera de las Acciones Sobrantes: (x) fuera de Mexico; (y) a cualquier colocador sindicado o no, que no se hubiese obligado expresamente y por escrito a que no ofrecera ni vendera cualquiera de las Acciones Sobrantes fuera de Mexico; o (z) a cualquier persona que tenga razon para creer que tenga la intencion de hacer una oferta o venta de las Acciones Sobrantes fuera de Mexico, directa o indirectamente que no sea conforme a la Regla "S" de la U.S:
Securities and Exchange Commission, o cualquier otra regla aplicable que conozca. Inversora indemnizara y sacara en paz y a salvo a la Emisora de cualquier responsabilidad derivada del incumplimiento de lo previsto en este parrafo.

         (iii) Precio: El precio al cual los Inversionistas suscribiran las Acciones Sobrantes sera igual al Precio de Suscripcion sin prima ni descuento.

         (iv) Acciones Sobrantes a suscribir: Las acciones de la Emisora deberan ser acciones ordinarias con pleno derecho a voto, y el Aumento y suscripcion de las acciones de la Emisora por parte de los Inversionistas debera llevarse a cabo en los terminos de la Ley del Mercado de Valores y las disposiciones emitidas al amparo de la misma. La Emisora se obliga a que, una vez que reciba el precio de suscripcion: (y) entregara a Inversora, a quien esta designe, los titulos representativos de las Acciones Sobrantes suscritas en el domicilio de Inversora o en cualquier otro domicilio ubicado en Mexico, Distrito Federal y sea con titulos fisicos, o bien, a traves de su acreditacion en la cuenta de Inversora en el S.D. Indeval, S.A. de C.V. Institucion para el Deposito de Valores, y, (z) inscribira en su caso a los Inversionistas en su Libro de Registro de Accionistas conforme a sus estatutos sociales.

         (v) Condiciones Resolutorias: En caso de cumplirse, en cualquier momento a partir de esta fecha y hasta antes de la suscripcion de las Acciones Sobrantes por los Inversionistas o durante la vigencia de este Convenio, cualesquiera de las condiciones que se indican a continuacion, Inversora quedara liberada de cualesquiera obligacion conforme al presente Convenio, en especial, quedara liberada de la obligacion de suscribir las Acciones Sobrantes, como si dicha obligacion no hubiere existido (salvo por la obligacion de la Emisora de pagar la comision correspondiente):

         a. Aprobacion del Aumento. En caso de que por cualesquiera causa, incluyendo caso fortuito o fuerza mayor no se apruebe el Aumento por la Asamblea de Accionistas de la Emisora;

         b. Efecto Material Adverso. Si se dan hechos derivados de caso fortuito
            o fuerza mayor, o derivados de cualesquiera otra causa, que afecten sustancialmente a la Emisora, de tal manera que las condiciones economicas, financieras, fiscales y legales de la misma se vean modificadas de manera sustancial excepto los hechos que deriven de su plan de reestructuracion financiera o por actos no negligentes de la administracion de la Emisora;

         c. Imposibilidad. Si Inversora o los Inversionistas que Inversora obtenga en los terminos del presente instrumento, se vieran imposibilitados por ley o por orden de autoridad competente, o por disposiciones estatutarias o las que se acuerden en el Aumento para suscribir las acciones de la Emisora;

         d. Insolvencia. En caso de quiebra o concurso mercantil de la Emisora,
            o bien, si es iniciada accion judicial en contra de la Emisora de tal naturaleza que impida su operacion normal o que se encuentre relacionada con el Aumento;

         e. Suspension de Cotizacion. Si se suspende (por mas de cinco dias) o se cancela la inscripcion de las acciones emitidas por la Emisora en la Seccion de Valores o Especial del Registro Nacional de Valores o en la Bolsa Mexicana de Valores, S.A de C.V.;

         f. Participacion de la Familia Quintana. Si el senor Bernardo Quintana Isaac o miembros de su familia inmediata, no suscriben, ya sea las acciones emitidas por la Emisora que les corresponda conforme a su tenencia accionaria en la Emisora, o bien, concurrentemente, Acciones Sobrantes simultaneamente con los Inversionistas, que correspondan a un monto de por lo menos $150'000,000.00 M.N.(Ciento Cincuenta Millones de pesos 00/100 Moneda Nacional).

         (vi) Comisiones:

         a. Toma en Firme. Por la sola celebracion del presente Convenio, independientemente de que se de por terminado o de que se den las condiciones resolutorias o no se den las condiciones suspensivas a las que se encuentra sujeto y aun en el caso de que no se suscriba accion alguna por los inversionistas por la Toma en Firme, la Emisora estara obligada a pagar a Inversora, una comision de $17'500,000.00 (Diecisiete Millones Quinientos Mil Pesos 00/100 M.N.) equivalente al 3.50% sobre el monto de $500'000,000.00 (Quinientos Millones de Pesos 00/100 M.N.) que corresponde a la contraprestacion por la obligacion de Toma en Firme.

            Dicha comision sera pagada por la Emisora precisamente el dia en que reciba los primeros recursos derivados del Aumento en la primera suscripcion. A dicha cantidad se le agregara, en los terminos de Ley, el Impuesto al Valor Agregado correspondiente, contra la factura que Inversora entregara por la prestacion de sus servicios.

         b. Opcion de Suscripcion Adicional. Por la suscripcion de acciones conforme a la Opcion de Suscripcion Adicional, la Emisora estara obligada a pagar a Inversora, una comision equivalente al 1.50% sobre el precio de suscripcion de las acciones que se suscriban por los Inversionistas en los terminos de la Opcion de Suscripcion Adicional por el monto que efectivamente se logre obtener de dicha suscripcion, accion por accion suscrita.

            Dicha comision sera pagada por parte de la Emisora el dia en que Inversora entregue el precio de suscripcion a la Emisora, pudiendo retener de dicho precio la comision correspondiente. A dicha cantidad se le agregara, en los terminos de Ley, el Impuesto al Valor Agregado correspondiente, contra la factura que Inversora entregara por la prestacion de sus servicios

                  En todo caso, y no obstante cualquier disposicion en contrario en este Convenio, si a mas tardar el segundo ano del dia de conclusion de la vigencia de este Convenio la Emisora no recibe los primeros recursos derivados del Aumento o cualquier otro recurso derivado de capitalizacion o ingreso de recursos a la Emisora, por un monto de al menos el monto previsto para la Toma en Firme, entonces no pagara comision alguna, de lo contrario pagara la comision de Toma en Firme en los terminos pactados.

         (vii) Avisos y Autorizaciones, Condiciones Suspensivas: La participacion de Inversora o de los Inversionistas de conformidad con el presente instrumento, se encuentra adicionalmente sujeta y condicionada a que se den todos y cada uno de los avisos y se obtengan todas y cada una de las autorizaciones, que (i) de conformidad con la legislacion aplicable sean requeridas (que deberan de obtenerse por la persona a quien corresponda conforme a derecho), (ii) que de conformidad con los estatutos sociales vigentes de la Emisora o, en su caso, de los Inversionistas razonablemente se requieran, y
(iii) aquellos que acuerden en la asamblea que apruebe el Aumento. De manera enunciativa mas no limitativa, la suscripcion de las Acciones Sobrantes estara sujeta en su caso a las siguientes condiciones suspensivas:

         a. Comision Federal de Competencia. A la presentacion que se requiera de las notificaciones a la Comision Federal de Competencia que sean necesarias en los terminos de las disposiciones legales aplicables, dependiendo de las circunstancias de la suscripcion del Aumento y de las Acciones Sobrantes, si se actualizan las hipotesis normativas correspondientes. Esta responsabilidad sera de los Inversionistas de que se trate, en su caso y no afectara el derecho de la Emisora conforme a la Toma en Firme.

         b. Comision Nacional Bancaria y de Valores. A la obtencion, en caso de que se requiera, de la confirmacion de la Comision Nacional Bancaria y de Valores de que no resultan aplicables las Reglas Generales aplicables a las adquisiciones de valores que deban ser reveladas y de ofertas publicas de compra de valores publicadas en el Diario Oficial de la Federacion el Jueves 25 de abril de 2002, dependiendo de las circunstancias de la suscripcion de las Acciones Sobrantes, si se actualizan las hipotesis normativas correspondientes. Las partes se mantendran informadas a la Emisora de todas las gestiones relacionadas con este punto.

         Las partes haran su mejor esfuerzo para obtener las autorizaciones que procedan conforme a derecho para las operaciones contenidas en este Convenio.

         (viii) Vigencia: El presente acuerdo tendra una vigencia hasta el 12 de diciembre de 2003 fecha en que terminara automaticamente sin necesidad de declaracion o acto alguno de cualquiera de las partes, salvo que las partes acuerden una prorroga al respecto y salvo que solamente queden pendientes aprobaciones de autoridad para la Toma en Firme, caso en el cual se prorrogara automaticamente por el tiempo necesario para la obtencion de dichas autorizaciones hasta por un dos meses calendario mas.

         (ix) Colaboracion: En caso de que se perfeccione la suscripcion de acciones derivadas del Aumento, la Emisora por un periodo de 5 (cinco) anos a partir de la fecha de suscripcion, realizara sus mejores esfuerzos para a atender en todo momento cualquier solicitud razonable que, por escrito, le dirijan los Inversionistas, requiriendo la asistencia de la Emisora para poder realizar una oferta o venta de las acciones que se suscriban, asi como para la colocacion en los mercados de valores a traves de bolsa o mediante oferta publica en otros mercados. Al efecto la Emisora hara sus mejores esfuerzos para que, a la brevedad posible, despues de recibida cualquier solicitud razonable, lleven a cabo todos los actos y proveeran toda la ayuda que sea razonable para la colocacion y venta de dichas acciones, que se puedan requerir al efecto, tales como las siguientes:

         a. Autorizaciones. Cumplir con todas las leyes, reglamentos y normas que resulten aplicables para permitir la colocacion de las acciones, incluyendo (i) efectuar todas las solicitudes y registros que resulten aplicables y razonables; y (ii) obtener todas las aprobaciones y autorizaciones requeridas por cualquier autoridad gubernamental o por cualquier autoridad auto-regulada de Mexico o en el extranjero;

         b. Documentos. Cooperar en la preparacion de los documentos que razonablemente sean necesarios para efectuar la colocacion de las acciones;

         c. Presentaciones. Participar en presentaciones respecto de la Emisora ante posibles suscriptores, tomadores en firme, agentes de colocacion e inversionistas en general, a traves de sus funcionarios debidamente calificados;

         d. Due diligence. Hacer sus mejores esfuerzos para cooperar en la investigacion razonable y necesaria de asuntos relacionados con la organizacion, operacion y funcionamiento de la Emisora;

         e. Contratos. Celebrar y cumplir los contratos de suscripcion o de colocacion de los Valores con los suscriptores, tomadores en firme o agentes de colocacion seleccionados por el Inversionista de que se trate, por los cuales la Emisora se obligue a suministrar la informacion, opiniones legales y cartas de auditores independientes que sean requeridas de manera razonable por los suscriptores, tomadores en firme o agentes de colocacion;

         f. Asesores. Contratar los servicios de aquellos auditores externos y asesores legales independientes que resulten necesarios para el cumplimiento de las obligaciones antes senaladas, tanto en Mexico como en aquellas localidades en que los actos que en este documento se establecen deban llevarse a cabo.

         g. Solicitud de Registro. Preparara y presentara ante la Comision Nacional Bancaria y de Valores ("CNBV") la solicitud de registro que sea necesaria para el registro de los Valores o de la oferta publica que sea necesaria y preparara y presentara ante la CNBV aquellas modificaciones y adiciones a la solicitud de registro y a los prospectos de colocacion que se requieran al efecto, que sean necesarios para cumplir con los requerimientos de la Ley del Mercado de Valores y las demas disposiciones de caracter general aplicables.

         (x) Indemnizacion.

         a. La Emisora se compromete y se obliga ilimitadamente a sacar y mantener en paz y a salvo y a indemnizar en caso de dano a Inversora y a sus respectivas filiales, accionistas, funcionarios, consejeros, empleados o asesores, por una reclamacion por o ante autoridad competente o juicio, demanda o accion en su contra que resulte de cualquier omision, declaracion falsa o dolosamente incorrecta atribuible directamente a la Emisora.

         b. La Emisora se compromete y se obliga ilimitadamente a rembolsar a Inversora y a sus respectivas filiales, accionistas, funcionarios, consejeros, empleados o asesores, por cualesquier gasto, costo o erogacion en efectivo en que incurran (incluyendo honorarios razonables y gastos de asesores legales), o por los danos, perjuicios y perdidas que sufran con motivo de cualquier reclamacion por o ante autoridad competente o juicio, demanda o accion en su contra que resulte de cualquier omision, declaracion falsa o incorrecta derivada del Aumento o de la suscripcion de las Acciones Sobrantes, ya sea en Mexico o en el extranjero atribuible directamente a la Emisora.

         c. Las obligaciones y compromisos que asume la Emisora en los terminos de esta clausula entraran en vigor a partir de la fecha de firma del presente Convenio y permaneceran vigentes a pesar de que se de por terminado el mismo o se resuelva en sus terminos hasta en tanto prescriben conforme a derecho.

         (xi) Cesion. Los derechos que se otorgan a favor de Inversora en el presente Convenio, no podran ser cedidos o transferidos a persona alguna sin la autorizacion previa y por escrito de la Emisora, salvo por (i) la tranferencia a subsidiarias y afiliadas del grupo financiero al que Inversora pertenece; o (ii) en el caso de que Inversora celebre cualesquier convenios con posibles Inversionistas para la suscripcion de las Acciones Sobrantes derivadas del Aumento con el fin de cubrir su Toma en Firme o Opcion de Suscripcion Adicional.

         (xii) Modificaciones. Este Convenio solo podra ser modificado reformado
o adicionado mediante nuevo convenio otorgado por escrito entre las partes que firman el presente Convenio o sus respectivos cesionarios o causahabientes.

         (xiii) Responsabilidad. La Emisora sera la unica responsable de cumplir con la legislacion, convenios o contratos a los que se encuentre sujeta derivados del Aumento, incluyendo sin limitacion, la legislacion aplicable en los Estados Unidos de America, y se obliga a sacar en paz y a salvo e indemnizar a Inversora o los Inversionistas de cualquier reclamacion o responsabilidad derivada de su participacion en el presente Convenio, en el Aumento o de la suscripcion de las Acciones Sobrantes. En particular, entendemos que y ustedes nos han declarado y garantizado que la Emisora ni alguna de sus afiliadas o subsidiarias, ni persona alguna actuando en representacion o por cuenta de los antes mencionados, ha realizado o realizara "esfuerzos de venta dirigidos" relativos a cualquier valor emitido por la Emisora, en el sentido de la Regulacion "S" de la Securities and Exchange Commission de los Estados Unidos de America y, que no han ofrecido o vendido y que se comprometen a ofrecer las acciones como parte del Aumento en Mexico, o en cualquier otra oferta o venta, unicamente en operaciones que cumplan con los requisitos de dicha Regulacion "S"; asimismo, obtendra de cualquier participante con el que contraten una declaracion y convenio al mismo efecto.

         (xiv) Publicidad: La Emisora autoriza a Inversora o a sus afiliados o socios que hagan publico este Convenio en cualquiera de los documentos o informacion que deba hace publica conforme a las disposiciones aplicables en Mexico o en cualquier otra parte.

         (xv) Jurisdiccion y Ley Aplicable. Para todo lo relativo a la interpretacion y cumplimiento de la presente, las partes se someten a las leyes aplicables en la Ciudad de Mexico, Distrito Federal, Estados Unidos Mexicanos, aceptando someterse en forma expresa a la jurisdiccion de los tribunales competentes de la Ciudad de Mexico, Distrito Federal, para la resolucion de cualquier controversia que pudiera surgir con motivo de la presente, renunciando en forma expresa a cualquier otra jurisdiccion que pudiere corresponderles por razon de sus domicilios presentes o futuros o por cualquier otra causa.

         De estar ustedes de acuerdo con el contenido de la presente, les agradeceremos se sirvan firmar al calce de la presente en senal de su acuerdo y convenio con su contenido.

                                  Atentamente,

                        Inversora Bursatil, S.A. de C.V.,
                     Casa de Bolsa, Grupo Financiero Inbursa

                   ------------------------------------------
                          Por: Lic. Eduardo Valdes Acra

Aceptamos, confirmamos y convenimos de conformidad:

Empresas Ica Sociedad Controladora, S.A. de C.V.


----------------------------------------------
Por: Sr. Ing. Bernardo Quintana Isaac
Presidente del Consejo de Administracion y Director General
Fecha: 31 de Octubre de 2003

                     ENGLISH TRANSLATION OF SPANISH ORIGINAL


                                                   Mexico City, October 31, 2003

Empresas ICA Sociedad Controladora, S.A. de C.V.
Mineria 145
Colonia Escandon
11800 Mexico City

Attention: Mr. Bernardo Quintana I.

         Re.: Cooperation Agreement for the Subscription of Shares

Dear Sirs:

         We refer to (i) the financial restructuring that we have been discussing recently, which contemplates a possible capital increase; (ii) your request for cooperation in procuring investors, of any type and at Inversora's sole discretion, to subscribe for a capital increase (the "Capital Increase") by Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"); and (iii) the proposal by Inversora Bursatil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa ("Inversora") regarding its subscription, on its own behalf or on behalf of third parties, for shares in the Capital Increase, subject to the terms and conditions set forth below (all investors, including Inversora, are hereinafter collectively referred to as the "Investors"). The Capital Increase shall be effected through a private placement without a public offer pursuant to the Ley del Mercado de Valores (the "Mexican Stock Exchange Law"), but shall grant, in Mexico, preemptive rights to the Issuer's current shareholders. The foregoing shall be effected pursuant to the second paragraph of Article 13 of the Mexican Stock Exchange Law and any applicable regulations. You have represented and warranted that the Issuer's board of directors and its audit committee have approved the execution of this Agreement.

         For purposes of entering into an agreement by way of this Agreement, we hereby confirm the terms and conditions of our services and of our participation in the Capital Increase:

         (i) Capital Increase: As soon as practicable and convenient to the Issuer, the Issuer shall convene a general shareholders' meeting to propose the Capital Increase. The Capital Increase shall be effected through a cash contribution and an increase in the amount of outstanding shares. The Issuer shall issue 2 (two) new shares for each of its currently outstanding shares, at a subscription price of Ps.2.00 (Two Pesos 00/100 Mexican currency) per share (the "Subscription Price"), and shall grant, upon the approval of the Capital Increase, a preemptive right to its current shareholders to subscribe for the new shares pursuant to Article 132 of the Ley General de Sociedades Mercantiles (the "General Law of Commercial Companies") and the Issuer's by-laws.

         The Issuer shall cancel any treasury shares (except for the unsubscribed shares that the Issuer determines it need not cancel in order to effect the Capital Increase in accordance with applicable law), and shall simultaneously issue such additional treasury shares as may be necessary to meet its previous commitments. In accordance with applicable law, the Issuer shall disclose the terms and conditions of this Agreement to its shareholders, and shall take such action as may be necessary to effect the Capital Increase. Such action shall include, if necessary, causing the issuance of any ordinary participation certificates as may be required for the subscription by Investors, preparing an information statement detailing the terms of this Agreement as referred to in Article 35 Section II of the Disposiciones de caracter general aplicables a las emisoras de valores y otros participantes del mercado de valores published in the Federal Official Gazette (Diario Oficial de la Federacion) on March 19, 2003, and such other action as may be required by
Article 14 of Disposiciones de caracter general aplicables a las emisoras de valores y otros participantes del mercado de valores published in the Federal Official Gazette (Diario Oficial de la Federacion) on March 19, 2003 that is applicable to issuers of securities and other stock exchange participants.

         (ii) Subscription. If the current shareholders, or other third parties with preemptive rights, do not subscribe for all of the shares issued as part of the Capital Increase, and if such shares remain (as determined by the Issuer) unsubscribed and unpaid for (the "Remaining Shares"), upon the expiration of all legal time periods and requirements and the satisfaction of all of the terms and conditions set forth for the Capital Increase in the Issuer's by-laws and the general shareholders' meeting approving the Capital Increase, the Investors shall subscribe for the Issuer's Remaining Shares at the Subscription Price, as follows:

         a. Firm Commitment. In the event that there are Remaining Shares, the Issuer may offer the Investor, and the Investor shall be obligated to subscribe for, up to Ps.500,000,000 (Five Hundred Million Pesos 00/100 Mexican currency) of Remaining Shares. Inversora hereby makes a firm commitment to subscribe for up to such amount of Remaining Shares, and will either acquire them for its own account or for the account of third parties, at the Subscription Price (the "Firm Commitment").

         b. Best Efforts Commitment. In addition to paragraph (a) above, Inversora shall use its best efforts to find additional Investors to subscribe for Remaining Shares and, if Inversora so determines, the Issuer shall offer for subscription to the Investors, and the Investors shall have a right but not the obligation to subscribe for, up to Ps.1,000,000,000 (One Billion Pesos 00/100 Mexican currency) of Remaining Shares (the "Best Efforts Commitment").

         For purposes of determining the number of Remaining Shares that the Investors are obligated to subscribed for pursuant to paragraph (a) above, the number of common shares subscribed for by Investors based on their preemptive rights (which shall be proven to the Issuer), shall be subtracted from the Firm Commitment and shall, therefore, be excluded. The Issuer shall not publicly offer the Remaining Shares for subscription in Mexico if the provisions of the Mexican Stock Exchange Law and any regulations thereunder have not been fulfilled.

         Inversora shall not, under any circumstances, offer any of the Remaining Shares (x) outside of Mexico; (y) to any broker, whether through a syndication or not, that has not expressly provided in writing that it shall not offer or sell such Remaining Shares outside of Mexico; or (z) to any person that it believes has the intention of offering or selling, either directly or indirectly, the Remaining Shares outside of Mexico unless such offer or sale is made pursuant to Regulation "S" of the U.S. Securities and Exchange Commission, or any other applicable regulation of which it is aware. Inversora shall indemnify and hold harmless the Issuer of any responsibility derived from any non-compliance with this paragraph.

         (iii) Price: The Investor shall subscribe for the Remaining Shares at a price equivalent to the Subscription Price, without premium or discounts.

         (iv) Remaining Shares for Subscription: The Issuer's shares shall be ordinary common voting shares, and the Capital Increase and the subscription of the Issuer's shares by the Investors shall be carried out in accordance with the Mexican Stock Exchange Law and the legal provisions issued thereunder. The Issuer shall, after receiving the Subscription Price: (x) deliver to Inversora, or its designee, the stock certificates representing the Remaining Shares for which it has subscribed at Inversora's address or to any other address located in Mexico City, by either physically delivering such shares or by crediting Inversora's account at S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, and (y) shall register the Investors in its Libro de Registro de Accionistas (share record book) in accordance with its by-laws.

         (v) Conditions Subsequent: If any of the conditions listed below occur at any time from the date hereof until the subscription of the Remaining Shares by the Investors, or while this Agreement is in effect, Inversora shall be released from its obligations hereunder. In particular, Inversora shall be released from its obligation to subscribe for the Remaining Shares as if such obligation had never existed (except for the Issuer's obligation to pay the corresponding fee):

         a. Approval of the Capital Increase. If for any reason whatsoever, including force majeure, the shareholders at the Issuer's shareholders' meeting do not approve the Capital Increase;

         b. Material Adverse Effect. The occurrence of any event, as a result of force majeure or any other reason, which has a material adverse effect on the Issuer's economic, financial, tax or legal condition, except for events resulting from the Issuer's financial restructuring plan or from any action that is not a result of negligence by its management;

         c. Impossibility. If it becomes impossible for Inversora or the Investors procured by Inversora, as a result of a statute, an order from a competent governmental authority, their by-laws or the requirement of the Capital Increase, to subscribe for the Issuer's shares in accordance with the terms of this Agreement;

         d. Insolvency. If the Issuer becomes bankrupt or insolvent (quiebra o concurso mercantil), or if any legal action that prevents the Issuer from carrying on its usual operations or that is related to the Capital Increase is commenced against the Issuer;

         e. Trading Suspension. If the registration of the shares filed by the Issuer with the Seccion de Valores o Especial del Registro Nacional de Valores (the "Special Section of the National Registry of Securities") or with the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange") is suspended or cancelled; or

         f. Quintana's Family Participation. If Mr. Bernardo Quintana I. or members of his immediate family do not subscribe for at least Ps.150,000,000 (One Hundred and Fifty Million Pesos 00/100 Mexican currency) of shares either by exercising their preemptive rights or by subscribing for the Remaining Shares simultaneously with the Investors.

         (vi) Fees:

         a. Firm Commitment. By entering into this Agreement, and regardless of whether this Agreement is terminated, the conditions subsequent to which this Agreement is subject are satisfied, the conditions precedent to which this Agreement is subject are not satisfied, or a single share is subscribed for pursuant to the Firm Commitment, the Issuer shall pay Inversora a fee of Ps.17,500,000 (Seventeen Million Five Hundred Thousand Pesos 00/100 Mexican currency), which is equivalent to 3.50% of Inversora's Ps.500,000,000 (Five Hundred Million Pesos 00/100 Mexican currency) Firm Commitment.

            The Issuer shall pay such fee on the first day on which it receives any funds as a result of the Capital Increase. Such amount shall be aggregated with the corresponding value added tax pursuant to applicable law, and shall be invoiced by Inversora to reflect its services.

         b. Best Efforts Commitment. As consideration for the subscription of shares pursuant to the Best Efforts Commitment, the Issuer shall pay Inversora a fee equivalent to 1.50% of the subscription price paid for the shares that are subscribed by the Investors pursuant to the Best Efforts Commitment.

            Such fee shall be paid by the Issuer on the date that Inversora delivers the subscription price to the Issuer. Such amount shall be aggregated with the corresponding value added tax pursuant to applicable law, and shall be invoiced by Inversora to reflect its services.

         Notwithstanding any provision to the contrary contained herein, if on the second anniversary of the termination of this Agreement the Issuer has not received the initial funds from the Capital Increase (or any other funds resulting from a capitalization or other receipt of funds by the Issuer) in an amount at least equal to Firm Commitment, the Issuer shall not be obligated to pay any fee hereunder; under all other circumstances the Issuer shall pay the Firm Commitment fee as agreed herein.

         (vii) Notices and Authorizations; Conditions Precedent: The participation of Inversora or the Investors pursuant to this Agreement is also subject to the condition that all notices be duly delivered, and that all governmental authorizations be duly obtained as required by (i) applicable law,
(ii) the Issuer's by-laws, or in the case of the Investor's by-laws, as may be reasonably required and (iii) the shareholders' meeting approving the Capital Increase. All governmental authorizations shall be obtained by the person required by applicable law to obtain them. The subscription of the Remaining Shares shall include, but not be limited to, the following conditions precedent:

         a. Comision Federal de Competencia (the "Federal Antitrust Commission"). The filing, pursuant to applicable statutory provisions, of any required notification with the Federal Antitrust Commission, which shall depend on the circumstances of the Capital Increase and the subscription of Remaining Shares. This obligation shall be an obligation of the relevant Investors, as the case may be, and shall not affect the rights of the Issuer under the Firm Commitment.

         b. Comision Nacional Bancaria y de Valores (the "National Banking and Securities Commission"). Depending on the circumstances of the subscription of the Remaining Shares, obtaining confirmation from the National Banking and Securities Commission that the Reglas Generales aplicables a las adquisiciones de valores que deban ser reveladas y de ofertas publicas de compra de valores published in the Federal Official Gazette on April 25, 2002 are not applicable. The parties shall inform the Issuer of all developments related to this point.

The parties shall use their best efforts to obtain the authorizations that are required for the transactions contemplated by this Agreement.

         (viii) Termination: This agreement shall remain in full force and effect until December 12, 2003, the date on which it shall automatically terminate without requiring any judicial resolution or any further action by any of the parties, unless the parties agree to an extension; provided that that if any governmental approvals required for the Firm Commitment have yet to be obtained, this Agreement shall be automatically extended for such time as may be necessary to obtain such governmental authorization; provided further that such extension shall not exceed two (2) months.

         (ix) Cooperation: In the event that shares are subscribed pursuant to the Capital Increase, the Issuer shall, for a period of five (5) years beginning on the date of such subscription, use its best efforts to comply with any reasonable written request for assistance by the Investors in carrying out an offer or sale of the subscribed shares in the capital markets, through a stock exchange or other public offer in other markets. The Issuer shall use its best efforts to, as soon as practicable upon receipt of any reasonable request, take any action and provide any assistance that may be reasonable in any offer or sale. Such assistance shall include:

         a. Authorizations. Complying with all applicable statutes, regulations and norms in order to permit the offering of the shares, including
            (i) preparing all applications and registrations that are applicable and reasonable and (ii) obtaining all approvals and authorizations that are required by any governmental authority or by any self-regulated authority in Mexico or abroad;

         b. Documents. Cooperating in the preparation of documents that are reasonably necessary for the offering of the shares;

         c. Presentations. Participating in presentations regarding the Issuer with prospective subscribers, underwriters, brokers, dealers and investors in general, through its duly authorized officers;

         d. Due Diligence. Using its best efforts to cooperate in a reasonable and necessary inquiry of any matters related to the organization, operation and performance of the Issuer;

         e. Contracts. Entering into and performing any contracts for the subscription, placement or offering of the shares with subscribers, underwriters, brokers or dealers selected by the relevant Investor, whereby the Issuer undertakes to supply information, legal opinions and independent audit letters that are reasonably required by the subscribers, underwriters, brokers or dealers.

         f. Advisors. Hiring independent auditors and counsel as may be necessary in order to comply with the aforementioned obligations, both in Mexico and in any other locations.

         g. Request for Registration. Preparing and filing with the National Banking and Securities Commission the application for the registration of the shares or the offering, as may be necessary; as well as preparing and filing with that National Banking and Securities Commission any amendments to the application for registration and any offering prospectus that may be required in order to comply with the Mexican Stock Exchange Law and other applicable general provisions.

         (x) Indemnity.

         a. The Issuer, without limitation, undertakes to indemnify and hold harmless Inversora and its affiliates, shareholders, officers, directors, employees or advisors, from damages arising from any claim before a competent governmental authority, proceeding, trial, suit or legal action against them, which is based on any omission or misrepresentation, which is directly attributable to the Issuer.

         b. The Issuer, without limitation, undertakes to reimburse Inversora and its respective affiliates, shareholders, officers, directors, employees and advisors, for any expenses, costs or expenditures incurred by them (including all reasonable attorneys' fees and expenses), or for any damages and losses suffered by them as a result of any claim before a competent governmental authority, proceeding, trial, suit or legal action against them, which is based on any omission or misrepresentation resulting from the Capital Increase or the subscription of the Remaining Shares, either in Mexico or abroad, which is directly attributable to the Issuer.

         c. The obligations and undertakings of the Issuer pursuant to this clause shall become effective on the date of execution of this Agreement and shall remain in full force and effect notwithstanding the termination of this Agreement, in conformity with applicable law.

         (xi) Assignment. The rights granted hereby in favor of Inversora may not be assigned or transferred to any person without the prior written consent of the Issuer, except for (i) the transfer to subsidiaries and affiliates of the financial conglomerate to which Inversora belongs; or (ii) in the event that Inversora enters into any agreements with prospective Investors for the subscription of the Remaining Shares derived from the Capital Increase in order to cover its Firm Commitment or the Best Efforts Commitment.

         (xii) Amendments. This Agreement may only be amended, modified or supplemented by means of a new written agreement by and between the parties hereto, their successors and permitted assigns.

         (xiii) Liability. The Issuer shall be solely and exclusively responsible for complying with any law to which it is subject, and with any contracts or any agreements to which it is a party, in connection with the Capital Increase, including but not limited to, any applicable law in the United States of America. The Issuer undertakes to hold harmless Inversora or the Investors from any claim or liability derived from their participation in this Agreement, the Capital Increase or the subscription of the Remaining Shares. In particular, we assume, and you have represented and warranted, that neither the Issuer nor any of its affiliates or subsidiaries, nor any person acting on their behalf, has made or will make "any directed selling efforts" of any securities issued by the Issuer, as described in Regulation "S" of the Securities and Exchange Commission of the United States of America, and that you have not offered or sold, and that you undertake to offer the shares as a part of the Capital Increase in Mexico, or in any other offer or sale, solely in transactions that comply with the requirements of Regulation "S;" furthermore, you will obtain from any person with whom you enter into a contract (cualquier participante con el que contraten) a certification to that effect.

         (xiv) Publicity. The Issuer hereby authorizes Inversora and its affiliates to disclose this Agreement in any document or information that it must disclose pursuant to applicable legal provisions in Mexico or abroad.

         (xv) Governing Law and Jurisdiction. This agreements shall be construed in accordance with and governed by the law of Mexico City, United Mexican States, expressly accepting the jurisdiction of a competent court sitting in Mexico City, for the resolution of any dispute that may arise in connection herewith, and expressly waiving any other jurisdiction to which they might be entitled by reason of their current or future domiciles, or for any other reason.

         If you agree with the contents hereof, please sign this Agreement as an indication of your agreement with its contents.

                                   Sincerely,


                              Inversora Bursatil, S.A. de C.V.,
                              Casa de Bolsa, Grupo Financiero Inbursa


                              -----------------------------------------
                              Name: Mr. Eduardo Valdes Acra




We hereby accept and, accordingly, we confirm and agree:


                              Empresas ICA Sociedad Controladora, S.A. de C.V.


                              -----------------------------------------
                              Name: Mr. Bernardo Quintana Isaac
                              Title: President of the Board and Chief Executive
                                     Officer

                              Date:  October 31, 2003